                                                                     Exhibit 2.3

                         PLAN AND AGREEMENT OF REORGANIZATION

      This Plan and Agreement of Reorganization dated March 27, 2000 is entered into by LIBERATE TECHNOLOGIES, a Delaware corporation (the "BUYER"), LT ACQUISITION CORPORATION, a Pennsylvania corporation and wholly owned subsidiary of the Buyer ("MERGER SUB"), MORECOM, INC., a Pennsylvania corporation (the "COMPANY"), and the holders of certain of the outstanding capital stock of the Company executing this Agreement (the "STOCKHOLDERS"). The Company is a developer and marketer of software for set-top boxes and other information appliances (the "BUSINESS").

      Capitalized terms used herein have the meanings stated in Section 9.

      The Buyer desires to acquire the Company through a merger of Merger Sub with and into the Company (the "MERGER"), and the Company and the Stockholders desire to consummate the Merger, under the terms of this Agreement.

      The Merger is intended to qualify as a tax-qualified reorganization within the meaning of Section 368(a)(2)(E) of the Code.

      Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

SECTION 1   THE MERGER

      1.1 CLOSING. The closing (the "CLOSING") under this Agreement shall take place at the offices of McCutchen, Doyle, Brown & Enersen, LLP, Palo Alto, within 5 business days after the satisfaction (or waiver by the party entitled to waive) of all conditions stated in Sections 5 and 6, or at such other place or on such other date as the parties may agree in writing.

      1.2 EFFECTIVE DATE OF MERGER. The Merger shall take effect upon filing of a certificate of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with Pennsylvania Law (the "EFFECTIVE TIME").

      1.3 MERGER. At the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to hold the purposes, objects, powers, immunities, assets and Properties, and continue to be subject to the debts, liabilities and obligations, of the Company and shall also be vested in all assets and Properties of, and be subject to the debts, liabilities and obligations, of Merger Sub with the same effect as though such assets and Properties had been originally owned, and such debts, liabilities and obligations had been originally incurred, by the Surviving Corporation.

      1.4 ARTICLES OF INCORPORATION. At the Effective Time, the articles of incorporation of the Company shall constitute the articles of incorporation of the Surviving Corporation, subject always to the right of the Company to amend its articles of incorporation after the Effective Time in accordance with the laws of the Commonwealth of Pennsylvania, and shall not be amended by virtue of the Merger.

      1.5 BY-LAWS. At the Effective Time, the by-laws of Merger Sub shall constitute the by-laws of the Surviving Corporation and shall not be amended by the Merger.

      1.6 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall constitute the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall constitute the officers of the Surviving Corporation, in each case until their successors have been elected and qualified or until otherwise provided by law.

      1.7 COMPANY SHARES OWNED BY COMPANY OR BUYER. At the Effective Time, all of the shares of capital stock of the Company ("SHARES") that are owned directly or indirectly by the Company or any subsidiary of the Company and any Shares owned by the Buyer, Merger Sub or any other subsidiary of the Buyer shall be canceled and no consideration shall be delivered therefor.

      1.8 COMPANY SHARES. At the Effective Time, each share of Common Stock, $0.001 par value per share, and each share of Preferred Stock, $0.001 par value per share, of the Company (each such share of Common Stock or Preferred Stock being herein called a "SHARE"), other than any Shares as to which dissenters' rights under Subchapter D of the Pennsylvania Business Corporation Law are perfected and other than those referred to in Section 1.7, shall be converted into the number of shares of the Buyer Common Stock, $0.01 par value per share ("BUYER STOCK"), determined by dividing the Buyer Share Amount by the Fully-Diluted Company Shares (such quotient being herein called the "EXCHANGE RATIO"). "BUYER SHARE AMOUNT" means the number of shares of Buyer Stock which have an aggregate value, at the Average Price, of $561,000,000. "AVERAGE PRICE" means the average closing price of a share of Buyer Stock on the Nasdaq National Market System for the 5 trading days ending on and including the 3rd trading day prior to the Closing Date, but in no event shall the Average Price be higher than $85.3875 or lower than $69.8625. "FULLY-DILUTED COMPANY SHARES" means the sum, without duplication, of (i) all Shares outstanding immediately prior to the Effective Time and (ii) the number of Shares subject to any Stock Right outstanding immediately prior to the Effective Time, whether or not then exercisable, other than Stock Rights granted under the New Option Plan(s). All calculations relevant to the determination of the Exchange Ratio shall be appropriately adjusted for any stock split, reverse stock split, stock dividend or similar transaction occurring after the date hereof.

      1.9 COMMON STOCK OF MERGER SUB. At the Effective Time, all of the outstanding shares of Common Stock of Merger Sub shall be converted into an equal number of shares of Common Stock of the Surviving Corporation.

      1.10 FRACTIONAL SHARES. The Buyer shall not be required to issue or deliver any fractional shares of Buyer Stock or any certificates representing fractional shares of Buyer Stock for certificates representing the Shares; however, the Buyer shall pay to each person who would otherwise be entitled to receive a certificate representing a fractional share of Buyer Stock an

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

amount in cash (rounded to the nearest whole cent) equal to the per share value of Buyer Stock (based on the Average Price) multiplied by the fraction of a share of Buyer Stock to which such Stockholder would otherwise be entitled.

      1.11 COMPANY STOCK OPTIONS. At the Effective Time, the Buyer will assume the Company's obligations under the Company Existing Option Plan and any New Option Plan adopted by the Company and all options outstanding thereunder, and each option outstanding thereunder at the Effective Time will be exercisable for the number of shares of Buyer Stock determined by multiplying the number of Shares subject thereto at the Effective Time by the Exchange Ratio, and the exercise price for each share of Buyer Stock subject thereto shall be the exercise price in effect immediately prior to the Effective Time divided by the Exchange Ratio. Such options shall continue to vest in accordance with their terms, including acceleration of a portion of the unvested options by virtue of the Merger. Such assumption shall not preclude participation by employees of the Company that continue their employment in the Buyer's stock option and other plans in the normal course.

      1.12 CERTIFICATE SURRENDER REQUIRED. Notwithstanding any other provision of this Agreement, no certificate for Buyer Stock and no cash in lieu of fractional shares otherwise payable to a holder of Shares who has not theretofore surrendered its, his or her certificates formerly evidencing the Shares registered in its, his or her name shall be issued or paid until the surrender of such certificates to the Buyer. Until properly surrendered, certificates formerly evidencing the Shares shall be deemed for all purposes to evidence only the shares of Buyer Stock into which such Shares were converted by virtue of the Merger.

      1.13 NOTICE. As soon as practicable after the Effective Time, the Company shall notify each Stockholder who has not already surrendered all its, his or her certificates formerly evidencing the Shares registered in its, his or her name, that the Merger has become effective and that such certificates may be surrendered to the Buyer in order to receive certificates representing the shares of Buyer Stock into which such Shares were converted by virtue of the Merger and the amounts then payable to such holder in accordance with this Agreement.

      1.14 NONREGISTERED CERTIFICATE HOLDERS. If any part of the Buyer Stock issuable or right to receive cash in lieu of fractional shares payable to a holder of Shares is to be issued or paid to a Person other than the Person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to such issuance or payment that the certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Company any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Company that such taxes have been paid or are not required to be paid.

      1.15 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificate formerly representing the Shares shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the registered holder thereof or his duly authorized attorney-in-fact, the Buyer shall issue the certificate for Buyer Stock and pay the cash amount to which such Shares are then entitled by virtue of the Merger, provided that the Buyer may, in its discretion and as a condition precedent to such issuance and payment, require the owner of such lost, stolen or destroyed certificate to give the Buyer and the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer or the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

      1.16 TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN THE SHARES. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

      1.17 DISSENTERS' RIGHTS. If any dissenters' right under Subchapter D of the Pennsylvania Business Corporation Law ("DISSENTERS' RIGHTS") are asserted, the Company shall give the Buyer and Merger Sub notice thereof and the Buyer and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Surviving Corporation shall not, except with the prior written consent of the Buyer or Merger Sub, voluntarily make any payment with respect to, or settle or offer to settle, any assertion of Dissenters' Rights. If any Shares as to which Dissenters' Rights are asserted shall fail to perfect or shall have effectively withdrawn or lost such Dissenters' Rights, such Shares shall thereupon be treated as though such Shares had been converted into Buyer Stock pursuant to Section 1.8.

      1.18  OTHER AGREEMENTS.

      (a) Simultaneously with the parties' entry into this Agreement, each Stockholder is entering into a Support Agreement with the Buyer substantially in the form attached as EXHIBIT A.

      (b) At the Closing, the parties and the Holders' Agent will enter into an escrow agreement (the "ESCROW AGREEMENT") substantially in the form attached as EXHIBIT B.

      (c) At the Closing, the Stockholders who are managers of the Company will enter into the Equity Holder Agreement in the form attached as EXHIBIT C.

      (d) At the Closing, the Stockholders who are managers of the Company will enter into employment agreements with the Buyer in mutually-agreed form, which will include a 2-year no-relocation provision.

      (e) At the Closing, the Stockholders included in SCHEDULE 1.18(e) will enter into amendments to their existing noncompetition agreements with the Company to extend the noncompetition period to the later of (i) one year from termination of employment and (ii) the second anniversary of the Effective Time.

      (f) Prior to the Closing, the Company and/or the Buyer will adopt one or more new stock option plan(s) (the "NEW OPTION PLAN(S)") providing for vesting 25% at the end of one year and monthly over the following 3 years and otherwise similar to the Buyer's 1999 Equity Incentive Plan and reasonably satisfactory to the Buyer, and issue options thereunder, effective at the Effective Time, in an amount that will convert in the Merger into options for approximately 300,000 shares of Buyer Stock, with the exact number and allocation to be recommended by the Chief Executive Officer of the Company and to be reasonably satisfactory to the Chief Executive Officer of the Buyer.

            1.19 ESCROW DEPOSIT. Notwithstanding anything in this Section 2, a number of shares of Buyer Stock equal to one-tenth of the number of shares of Buyer Stock into which the Shares held by each stockholder of the Company immediately prior to the Effective Time shall be converted by virtue of the Merger shall be subject to the Escrow Agreement. Certificates representing such Buyer Stock shall be delivered to the escrow agent under the Escrow Agreement (the "ESCROW AGENT") rather than the holder of Shares otherwise entitled thereto.

            1.20  DISTRIBUTION FROM ESCROW

      (a) Promptly after the Last Escrow Claim Date, as that term is defined in the Escrow Agreement, the Holders' Agent and the Buyer shall sign a joint instruction pursuant to which the Escrow Agent will distribute to the holders of Shares, pro rata in accordance with the shares of Buyer Stock deposited by each with the Escrow Agent, the portion, if any, of the amount then held under the Escrow Agreement against which the Buyer has not made a claim.

      (b) Promptly after resolution of any Buyer claims under the Escrow Agreement, the Holders' Agent and the Buyer will sign a joint instruction pursuant to which the Escrow Agent will distribute to the holders of Shares, pro rata in accordance with the shares of Buyer Stock deposited by each with the Escrow Agent, their share, if any, and to the Buyer its share, if any, of the amount released to the Stockholders and the Buyer pursuant to such resolution.

      (c) The provisions of this Section 1.20 are supplemented by the more detailed provisions of the Escrow Agreement.

SECTION 2 TRANSACTIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY

      A. The Stockholders and the Company represent and warrant to the Buyer that, on and as of the date hereof:

      2.1   CAPITAL STOCK.

      (a)  The outstanding capital stock of the Company is as follows:

                                               SHARES
            DESIGNATION OF CLASS            OUTSTANDING
            Common Stock                       9,337,500
            Series A Preferred Stock           2,135,713
            Series B Preferred Stock           3,965,518
            Series E Preferred Stock             666,667
            Series F Preferred Stock           3,588,619
            Series G Preferred Stock           3,000,000

The outstanding Shares of each class and series are within the amounts authorized in the Company's articles of incorporation. There is no capital stock of the Company outstanding except as stated in this Section 2.1(a). The record and beneficial owners to the outstanding capital stock state in this

Section 2.1(a) are set forth in SCHEDULE 2.1. The outstanding Stock Rights of the Company are as follows:


                                                      SHARES SUBJECT
                                            CLASS OF  TO STOCK RIGHT
             DESIGNATION OF STOCK RIGHT      STOCK

             Conversion Right of Series A    Common         2,135,713
             Preferred Stock
             Conversion Right of Series B    Common         3,965,518
             Preferred Stock
             Conversion Right of Series E    Common           666,667
             Preferred Stock
             Conversion Right of Series F    Common         3,588,619
             Preferred Stock
             Conversion Right of Series G    Common         3,000,000
             Preferred Stock
             Options under the Company       Common      see Schedule
             Existing Option Plan                                 2.1

There are no Stock Rights outstanding with respect to the Company except as set forth in this Section 2.1(a), and the terms, and record and beneficial owners, of such Stock Rights are as set forth in SCHEDULE 2.1. Except as disclosed in
SCHEDULE 2.1, the Company is not a party to any stockholders agreement, registration rights agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it.

      (b) All of the issued and outstanding capital stock of the Company has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights of any stockholder or any applicable securities law. Except as disclosed in SCHEDULE 2.1, no Person has any right to require the Company to redeem, purchase or otherwise reacquire any capital stock issued by the Company or any Stock Rights with respect to any capital stock issued by the Company. There are no preemptive or similar rights in respect of any capital stock of the Company except as set forth in SCHEDULE 2.1.

      (c) Subject to the dividend contemplated by Section 6.8, the Company has never declared or paid any dividend or made any distribution in respect of any of its capital stock or any Stock Rights with respect thereto, or, except as set forth in SCHEDULE 2.1, directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any Stock Rights with respect thereto.

      2.2 ORGANIZATION; GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct the Business as currently conducted. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction. The Company is not a partner in any general or limited partnership or a member in any limited liability company.

      2.3. AUTHORITY. The Company has all requisite power and authority under applicable corporate law to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (subject to the vote or consent of its stockholders approving the Merger and this Agreement) and no other approval on the part of the Company is necessary under applicable corporate law for the execution, delivery and performance of this Agreement.

      2.4 NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) will not violate or conflict with the articles of incorporation or by-laws of the Company, (ii) except as set forth in SCHEDULE 2.4, do not require any Third-Party Action with respect to the Company, (iii) do not violate any Legal Requirement or Order applicable to the Company, (iv) do not conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations or the termination or right of termination of any rights under any Contract to which the Company is a party, and (v) will not result in the creation or imposition of any Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business, agreements or Contracts of the Company.

      2.5 NO BROKERS, FINDERS, ETC. Neither the Company nor (with respect to each Stockholder) such Stockholder has engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, except the engagement of Chase H&Q by the Company, whose terms of engagement are fully and accurately set forth in SCHEDULE 2.5.

      B. Each Stockholder, with respect to itself, himself or herself only, hereby represents and warrants to the Buyer that, on and as of the date hereof:

      2.6. POWER AND AUTHORITY. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and the Stockholder Agreement to perform the transactions contemplated hereby.

      2.7 TITLE. Such Stockholder is the sole record and beneficial owner of the shares of Company stock set forth opposite such Stockholder's name on
SCHEDULE 2.1. Such shares are free and clear of all Third-Party Rights, and such Stockholder has the full and unrestricted right, power and authority to vote such shares in favor of, and have such shares participate in, the Merger.

      2.8 AUTHORITY; ENFORCEABILITY. Such Stockholder has full right and power and all authorization and approval required by any Legal Requirement, and by any Contract to which such Stockholder is a party to vote his, her or its shares in favor of the Merger. The execution, delivery and performance of this Agreement and the Stockholder Agreement by such Stockholder have been duly authorized by all necessary action. This Agreement and the Stockholder Agreement is each legally binding on and enforceable against such Stockholder in accordance with its terms. The execution, delivery and performance of this Agreement and the Stockholder Agreement by such Stockholder and the consummation by such Stockholder of all of the transactions contemplated hereby and thereby
(x) do not violate any Legal Requirement or Order applicable to such Stockholder and (y) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which such Stockholder is a party.

      2.9 SECURITIES STATUS. Such Stockholder is acquiring Buyer Stock under the terms of this Agreement for such Stockholder's own account. Such Stockholder understands that the Buyer Stock has not been registered under the Act by reason of its issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act. Such Stockholder is an "accredited investor," as that term is defined in Section 501(a) of Regulation D of the Act.

      2.10 TRANSFER AND ASSIGNMENT. Any transfer or assignment of the Buyer Stock must be made in compliance with the Act and applicable state securities laws, established to the reasonable satisfaction of the Company. There are no agreements, refusal rights or arrangements of any kind between such Stockholder and any other party that require such Stockholder to offer or sell the Buyer Stock to any Person, whether in connection with the transaction contemplated by this Agreement, any resale of the Buyer Stock in the future or otherwise.

      2.11 LEGENDS. Such Stockholder understands that the certificate(s) evidencing the Buyer Stock may bear a legend substantially as follows, if the Buyer Stock is issued pursuant to a California Permit or under an S-4:

      [if pursuant to a California Permit: THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.] THE SHARES HAVE BEEN ACQUIRED IN A RULE 145 TRANSACTION, AS DEFINED IN RULE 145 ISSUED BY THE SECURITIES AND EXCHANGE COMMISSION. THE SHARES MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN COMPLIANCE WITH THE LIMITATIONS OF RULE 145, ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.

and any legend required by any applicable state laws or regulations. If the Buyer Stock is issued other than pursuant to a California Permit or an S-4 pursuant to Section 7.11, such certificate(s) will be appropriately legended, as required by applicable law.

      2.12 TAX STATUS. Each Stockholder understands and acknowledges that the qualification of the Merger as a reorganization under Section 368(a)(2)(E) of the Code is dependent on a number of factors outside the control of the Buyer. Each Stockholder confirms that he, she or it has relied upon his, her or its own tax counsel, and not on the Buyer or any representative of the Buyer, with respect to such qualification.

SECTION 3 BUSINESS REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY

      The Stockholders and the Company represent and warrant to the Buyer that, on and as of the date hereof:

      3.1 SUBSIDIARIES, ETC. The Company does not beneficially own any equity or debt interest (except as a creditor in the ordinary course of business), direct or indirect, in any Person.

      3.2   FINANCIAL STATEMENTS, ETC.

      (a) FINANCIAL STATEMENTS. SCHEDULE 3.2(a) contains copies of the audited consolidated balance sheets and consolidated statements of operations and retained earnings and of cash flows for the Company at and for each of the three years ended December 31, 1997, December 31, 1998 and December 31, 1999 (the "LAST FISCAL YEAR-END") (the "AUDITED STATEMENTS") and copies of the unaudited consolidated balance sheets and consolidated statements of operations for the Company at and for the period February 29, 2000 (the "INTERIM STATEMENTS" and, together with the Audited Statements, the "FINANCIAL STATEMENTS"). The Financial Statements fairly present the consolidated financial condition of the Company at the dates indicated and the consolidated results of operations and cash flows of the Company for the periods indicated in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein and, in the case of the Interim Statements, for the absence of statements of retained earnings and cash flows and footnotes and subject to normal, nonmaterial year-end adjustments).

      (b) HSR ACT. The balance sheet included in the Interim Statements is the Company's last regularly prepared balance sheet within the meaning of the HSR Act. The Company is its own ultimate parent entity within the meaning of the HSR Act.

      (c) CERTAIN INDEBTEDNESS. SCHEDULE 3.2(c) sets forth all obligations of the Company and its Subsidiaries with respect to borrowed money, debt securities, capitalized leases and the deferred payment of the purchase price of property or services over an original term of 6 months or more, and the Property of the Company, if any, subject to a Lien to secure any of such obligations.

      (d) ABSENCE OF CERTAIN LIABILITIES. The Company has no liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, arising out of acts or omissions heretofore occurring, or circumstances currently or heretofore existing, except: (i) as expressly set forth in this Agreement (including without limitation disclosures in the Schedules hereto);
(ii) as accrued in the balance sheet included in the Audited Statements or Interim Statements; (iii) for liabilities and obligations incurred since the Last Fiscal Year-End in the ordinary course of business consistent in nature and amount with past practice; and (iv) liabilities and obligations of a kind not required to be accrued in a balance sheet at the date hereof prepared in accordance with GAAP which individually (or in the aggregate for related matters) will not subject the Company to Damages in excess of $75,000.

      (e) ABSENCE OF CERTAIN CHANGES. Since the Last Fiscal Year-End, except as set forth in SCHEDULE 3.2(e):

            (i)    The Company has operated its business in the ordinary course.

            (ii) There has been no material adverse change in the assets, business, liabilities, financial condition, results of operations or customer base of the Company.

            (iii) There has not been any damage, destruction or condemnation known to the Company with respect to Property having an aggregate net book value on the Company's books in excess of $75,000, net of any insurance recoveries.

            (iv) There has not been any change in the accounting methods, practices or principles of the Company.

            (v) The Company has not sold, transferred or otherwise disposed of (or agreed or committed to sell, transfer or otherwise dispose of) any Property other than the sale of inventory in the ordinary course, or canceled, compromised, released or assigned any debt or claim in its favor, where the aggregate amount of such sales, transfers, dispositions, cancellations, compromises, releases or assignments exceeds $75,000.

            (vi) The Company has not instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Agency.

            (vii) The Company has not assumed, guaranteed, endorsed or otherwise become responsible (or otherwise agreed to become responsible) for the obligations of any other Person, except for the endorsement of negotiable instruments in the ordinary course of business.

            (viii) The Company has not granted (or agreed or committed to grant) any increase in compensation or fringe benefits other than normal salary increases consistent with prior periods and employment offer letters issued in the ordinary course of business.

      3.3   TAXES.

      (a) The Company has properly completed and filed, within the time and in the manner prescribed by law, all Tax returns and other documents required to be filed in respect of all Taxes, and all such returns and other documents are true, correct and complete, except for any nonfilings and errors which in the aggregate will not result in Damages in excess of $75,000. The Company has furnished to the Buyer copies of all income Tax returns of the Company for the past four years. The Company has, within the time and in the manner prescribed by law, paid all Taxes that are due and payable. The Company has established reserves on its books that are adequate for the payment of all Taxes not yet due and payable.

      (b)   (i)    None of such returns contained a disclosure statement under
      Section 6662 of the Code or any similar provision of foreign law;

            (ii) The Company has not received written notice from any federal or foreign taxing authority asserting any deficiency against the Company or claim for additional Taxes in connection therewith, other than any deficiency or claim which has been previously settled or for which appropriate reserves are included in the Interim Statements;

            (iii) The Company has not received any notice of any pending action, audit, proceeding or investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by the Company with respect to federal or foreign Taxes previously paid;

            (iv) All amounts that are required to be collected or withheld by the Company with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign taxing authority have been duly remitted;

            (v) No audit has been conducted of any federal or foreign income tax return filed by the Company. The time during which such returns remain open for examination has expired in accordance with applicable statute and regulations, except for those returns for which the normally applicable statutory/regulatory period has not yet elapsed;

            (vi) The Company has not requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

            (vii) No consent has been filed under Section 341(f) of the Code with respect to the Company;

            (viii) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign laws or regulations) by reason of a change in accounting method nor does the Company have any knowledge that the Internal Revenue Service (or other federal or foreign taxing authority) has proposed, or is considering, any such change in accounting method; and

            (ix) The Company is not a party to and is not bound by nor has any continuing obligation under any tax sharing or similar agreement or arrangement with any Person.

      3.4   TITLE TO PROPERTIES.

      (a)  The Company owns no real Property.

      (b) SCHEDULE 3.4(b) is a true and complete summary based on the books and records of the Company of all items of personal Property owned by the Company with a net book value at the Last Fiscal Year-End in excess of $7,500 per item.

      (c) Except as set forth in SCHEDULE 3.4(c), the Company has good title to all of its Properties, in each case free and clear of all Third-Party Rights.

      (d) The Company owns all material items of non-inventory tangible and intangible personal Property that were owned as of the Last Fiscal Year-End and used in generating the revenue shown in the last audited statement of operations of the Company for the fiscal year ending on the Last Fiscal Year-End previously delivered to the Buyer, subject to any sales or dispositions of tangible personal Property since the Last Fiscal Year-End in the ordinary course of business.

      3.5 INVENTORIES. Since the Last Fiscal Year-End, all sales of inventory have been made in the ordinary course of business and no inventory has been pledged as collateral.

      3.6 ACCOUNTS RECEIVABLE. The accounts receivable of the Company (i) are bona fide and arose from valid sales in the ordinary course of business in material conformity with all applicable Legal Requirements, (ii) are valid and binding obligations of the debtors requiring no further performance by the Company, and (iii) subject to the allowance for doubtful accounts receivable in the balance sheet included in the Interim Statements, are fully collectible and not subject to any offsets or counterclaims and do not represent guaranteed sale, sell-or-return transactions or any other similar understanding. No accounts receivable have been pledged as collateral to any Person. The amounts shown for accounts receivable in the Financial Statements reflect an allowance for doubtful accounts receivable in accordance with GAAP.

      3.7 LEASES, ETC. SCHEDULE 3.7 lists all leases, rental agreements, conditional sales contracts and other similar Contracts under which the Company leases (as lessor or lessee) any real or personal Property with rental payments exceeding $15,000 per year (collectively, the "DISCLOSABLE LEASES"). All Disclosable Leases are, in all material respects, valid, in good standing and enforceable by the Company in accordance with their terms. Neither the Company nor any other party to any Disclosable Lease is in material breach thereof. The Company enjoys peaceable possession of all real estate premises subject to Disclosable Leases to which it is a party and to all personal Property subject to Disclosable Leases to which it is a party.

      3.8 FACILITIES, EQUIPMENT. The Company owns or leases all material land, buildings and equipment used in the operation of its business. The Company has not received any notice of any material violation of any Legal Requirement or Order by the Company's facilities which has not been corrected, and no facility of the Company is in material violation of any Legal Requirement or Order.

      3.9 INSURANCE. SCHEDULE 3.9 lists and describes briefly all binders and policies of liability, theft, life, fire and other forms of insurance and surety bonds, insuring the Company or any of its Properties, assets and business as of the date hereof. All policies and binders listed in SCHEDULE 3.9 are valid and in good standing and in full force and effect and the premiums have been paid when due. Except for any claims set forth in SCHEDULE 3.9, there are no outstanding unpaid claims under such policy or binder, and, except as set forth in SCHEDULE 3.9, the Company has not received any notice of cancellation, general disclaimer of liability or non-renewal of any such policy or binder.

      3.10  EMPLOYMENT AND BENEFIT MATTERS.

      (a)  SCHEDULE 3.10(a) lists each of the following for each employee of the
Company: name, hire date, current salary and currently held options (including the vesting schedule applicable to such options). None of the employees listed on SCHEDULE 3.10(a) has given Company notice of his or her intention to resign his or her position with the Company and Company has no present intention to terminate such employees.

      (b) SCHEDULE 3.10(b) lists all of the following items which are applicable to the Company: (i) employment Contracts with any employee, officer or director; and (ii) Contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options, stock purchase rights, retainer, consulting, incentive, severance pay or retirement benefits, life, medical or other insurance, payments triggered by a change in control or any other employee benefits or any other payments, "fringe benefits" or perquisites which are not terminable at will without liability to the Company or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called "BENEFIT PLANS."

      (c) Neither the Company, nor any of its ERISA Affiliates, has any union contracts, collective bargaining, union or labor agreements or other Contract with any group of employees, labor union or employee representative(s), nor has the Company or any ERISA Affiliate ever participated in or contributed to any single employer defined benefit plan or multi-employer plan within the meaning of ERISA Section 3(37), nor is the Company currently engaged in any labor negotiations, excepting minor grievances, nor is the Company the subject of any union organization effort. The Company is in material compliance with applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including without limitation health and safety and wages and hours. No unfair labor practice complaint is pending against the Company before the National Labor Relations Board or other Governmental Agency. There is no labor dispute, strike, slowdown or work stoppage pending or threatened against the Company.

      (d) True and correct copies of each Benefit Plan listed in SCHEDULE 3.10(b) that is subject to ERISA (a "COMPANY ERISA PLAN") and related trust agreements, insurance contracts, and summary descriptions have been delivered or made available to the Buyer by the Company. The Company has also delivered or made available to the Buyer a copy of the two most recently filed IRS Forms 5500, with attached financial statement and accountant's opinion, if applicable, for each Company ERISA Plan. The Company has also delivered or made available to the Buyer a copy of, in the case of each Company ERISA Plan intended to qualify under Section 401(a) of the Code, the most recent Internal Revenue Service letter as to its qualification under Section 401(a) of the Code.
Nothing has occurred prior to or since the issuance of such letters to cause the loss of qualification under the Code of any of such plans.

      (e) None of the Company ERISA Plans has participated in, engaged in or been a party to any prohibited transaction as defined in ERISA or the Code, and there are no material claims pending or overtly threatened, involving any Benefit Plan listed in SCHEDULE 3.10(b). There have been no material violations of any reporting or disclosure requirements with respect to any Company ERISA Plan.

      (f) Neither the Company nor any of its ERISA Affiliates has any liability for any excise tax imposed by Section 4971, 4972, 4974, 4975, 4976, 4977, 4978,
4978B, 4979, 4979A, 4980 or 4980B of the Code.

      (g) The Company and its ERISA Affiliates do not maintain any plans providing benefits within the meaning of Section 3(1) of ERISA (other than group health plan continuation coverage under Section 601 of ERISA and 4980B(f) of the
Code) to former employees or retirees.

      3.11 CONTRACTS. Except as shown on SCHEDULES 3.7 and 3.11, and except for Contracts fully performed or terminable at will without liability to the Company (both before and after the Effective Time), the Company is not a party to any Contract (i) which materially affects the Company, its business, Properties, assets, operations or financial condition, (ii) which contemplates performance by the Company during a remaining period of more than one year
(90 days in the case of any purchase Contract) or involves remaining commitments for sale or purchase in excess of $62,500, (iii) under which the rights or obligations of any party will change, accelerate, terminate, vest or in any other way be affected by the consummation of the Merger or (iv) in which any Affiliate of the Company has any direct or indirect economic interest. True and complete copies of each Contract disclosable on SCHEDULE 3.11 (a "DISCLOSABLE CONTRACT") have been delivered to the Buyer. Each Disclosable Contract is, in all material respects, valid, in good standing and enforceable by the Company in accordance with its terms. Neither the Company nor any other party to any Disclosable Contract is in material breach thereof.

      3.12 OFFICERS AND DIRECTORS, ETC. SCHEDULE 3.12 is a true and complete list of:

      (a)  the names of each of the Company's officers and directors;

      (b) the name of each bank or other financial institution in which the Company has an account, deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

      (c) the name of each bank or other financial institution in which the Company has a line of credit or other loan facility.

      3.13 CORPORATE DOCUMENTS. The Company has furnished or made available to the Buyer or its representatives true, correct and complete copies of (i) the articles of incorporation and bylaws of the Company, (ii) the minute books of the Company containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of the Company; (iii) all material Permits and Orders with respect to the Company and
(iv) the stock transfer books of the Company setting forth all transfers of any capital stock.

      3.14 LEGAL PROCEEDINGS, CLAIMS. There is no action, suit, proceeding or investigation pending in any court or before any arbitrator or before or by any Governmental Agency against the Company or any of its Properties or business, and no such action, suit, proceeding or investigation currently threatened. The Company is not currently subject to any claim by any Person, whether or not such claim involves the threat of any action, suit, proceeding or investigation, other than claims which in the aggregate do not exceed $50,000.

      3.15 COMPLIANCE WITH INSTRUMENTS, ORDERS AND LEGAL REQUIREMENTS. The Company is not in material violation of, or in default in any material respect with respect to, any term or provision of its articles of incorporation or bylaws, or any Order or any Legal Requirement applicable to the Company.

      3.16 PERMITS. The Company holds all Permits material to the conduct of its business as and where now conducted. There is not pending nor, threatened any proceedings to terminate, revoke, limit or impair any material Permit.

      3.17  INTELLECTUAL PROPERTY.

      (a) Except as set forth on SCHEDULE 3.17(a), the Company or a Subsidiary owns, solely and exclusively, and free and clear of any Third-Party Right, all title to and rights in all Intellectual Property that are used in the business of the Company and its Subsidiaries as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY"). "INTELLECTUAL PROPERTY" means patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyright registrations, copyrights, and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, computer software programs or applications (in both source code and object code form), development documentation, programming tools, data, technical information, and tangible or intangible proprietary information or material.

      (b) SCHEDULE 3.17(b) lists all patents, patent applications, trademarks, trade names, service marks and copyrights included in the Company Intellectual Property which have been registered, issued or applied for and the jurisdictions in which such Company Intellectual Property right has been issued, registered or applied for.

      (c) SCHEDULE 3.17(c) lists (i) all licenses, sublicenses and other agreements, written or unwritten, to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use, resell, sublicense or market or distribute any Company Intellectual Property, and (ii) all written, and all material unwritten, licenses, sublicenses and other agreements to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use, resell or distribute any third-party Intellectual Property, including without limitation software, opensource, freeware, shareware and hardware, (collectively, "THIRD-PARTY INTELLECTUAL PROPERTY") which are incorporated in or are a part of any products which the Company or any Subsidiary has sold, resold, licensed or sublicensed, or which is material to the current operations of the Company and its Subsidiaries, other than (in the case of Third-Party Intellectual Property used internally only) readily-obtainable standard products with wide retail distribution. The Company and each Subsidiary has, and at the relevant times in the past had, all necessary rights to resell or distribute any hardware and software of a third party which it resells or distributes or has resold or distributed. Neither the Company nor any Subsidiary is in material violation of any license, sublicense or agreement described in SCHEDULE 3.17(c). To the knowledge of the Company, neither the Company nor any Subsidiary, or any of the products or operations of either, is in material violation of or materially infringes any Third-Party Intellectual Property. Except as set forth on SCHEDULE 3.17(c), neither the Company nor any Subsidiary has received any claim that it has lost or will lose any rights of the Company or any Subsidiary under any licenses to Third-Party Intellectual Property to which the Company or such Subsidiary is a party. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will neither cause the Company or any Subsidiary to be in violation or default under any such license, sublicense or agreement nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as listed on SCHEDULE 3.17(c), neither the Company nor any Subsidiary has assigned or licensed to any third party any right, title or interest in the Company Intellectual Property. Except as listed on SCHEDULE 3.17(c), neither the Company nor any Subsidiary is contractually obligated to pay any compensation to any third party for the use of the Company Intellectual Property or the Third-Party Intellectual Property.

      (d) To the Company's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property or any Third-Party Intellectual Property licensed by or through the Company by any third party, including without limitation any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Third-Party Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

      (e) To the Company's knowledge, all patents, registered trademarks, registered service marks and registered copyrights held by the Company and its Subsidiaries are valid and subsisting.

To the Company's knowledge, there is no assertion or claim (or basis therefor) challenging the validity of any Company Intellectual Property. Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding, or otherwise notified of any claim, which involves a claim of infringement of any patent, trademark, service mark, copyright or violation of any trade secret or other proprietary right of any third party. To the Company's knowledge neither the conduct of the business of the Company and its Subsidiaries as currently conducted nor the manufacture, sale, licensing or use of any of the products of the Company and its Subsidiaries as now manufactured, sold or licensed or used, infringes on or conflicts with, in any way, any trademark, trademark right, trade name, trade name right, service mark or copyright, or, to the Company's knowledge, any patent, patent right, industrial model or invention, of any third party that individually or in the aggregate has or is reasonably likely to have a Material Adverse Effect. To the Company's knowledge and except as set forth on SCHEDULE 3.17(e), no third party is challenging the ownership by the Company nor any Subsidiary, or the validity or effectiveness of, any of the Company Intellectual Property. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. There are no pending, or to the Company's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary. Except as set forth on SCHEDULE 3.17(e), to the Company's knowledge, there is no breach or violation by a third party of, or actual or threatened, loss of rights under, any licenses to which the Company is a party.

      (f) Except as set forth in SCHEDULE 3.17(f), the Company or a Subsidiary has secured written assignments from all current and former consultants and employees who contributed to the creation or development of the Company Intellectual Property currently being provided or marketed to customers or currently being used by the Company or a Subsidiary of the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, recognizing the Company's or Subsidiary's ownership of all such Company Intellectual Property and agreeing to hold such of it as is not protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION") in confidence and not to use any Confidential Information except in connection with such consultant's or employee's work for the Company or a Subsidiary.

      (g) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the confidentiality of all Confidential Information. Except as set forth on SCHEDULE 3.17(g), all use, disclosure or appropriation of Confidential Information by or to a third party has been pursuant to the terms of a written confidentiality or nondisclosure agreement between the Company or any Subsidiary and such third party. SCHEDULE 3.17(g) lists all such agreements currently in effect.

      (h) SCHEDULE 3.17(h) lists (including names, addresses, contact names, telephone numbers and termination date and next renewal date) of all Contracts or other arrangements currently in effect pursuant to which the Company or any Subsidiary is obligated to provide installation, maintenance or other support services (collectively, the "SUPPORT AGREEMENTS"). Except for any nonstandard maintenance agreements specified as such in SCHEDULE 3.17(h), all of the Support Agreements are in all material respects in the form of the license agreement identified as the standard maintenance agreement set forth in SCHEDULE 3.17(h). The versions of the products currently supported by the Company are set forth in
SCHEDULE 3.17(h).

      (i) There are no material defects in the Company's products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Company's or its Subsidiaries' products, which defects or errors have or are reasonably like to have, individually or in the aggregate, a Material Adverse Effect.

      (j) SCHEDULE 3.17(j) lists, as of the date hereof, all written agreements or other arrangements under which the Company or any Subsidiary has provided or agreed to provide source code of the Company or any Subsidiary or any other Company Intellectual Property to any third Person, whether pursuant to escrow arrangements or otherwise.

      (k) The Company has made available to the Buyer copies of the Company's standard forms of end-user licenses. Except as disclosed in SCHEDULE 3.17(k) (which describes the material variations from the standard form of end-user license), as of the date hereof, Company has not entered into any end-user licenses which contain terms materially different than as set forth in the standard forms of such agreements made available to Purchaser.

      (l) No government funding or university or college facilities were used in the development of any product currently marketed or currently proposed to be marketed, and no such product was developed pursuant to any contract or other agreement with any Person except pursuant to contracts or agreements listed in
SCHEDULE 3.17(l).

      (m) The Company categorizes warranty claims against it as critical and non-critical. There have been no critical warranty claims related to products currently or previously marketed by the Company that are pending or were made within the past twelve months. Except as set forth in SCHEDULES 3.17(c) AND 3.17(m), to the knowledge of the Company, the Company has not made any material oral or written representations or warranties with respect to its products or services.

      3.18 CAPITAL EXPENDITURES. SCHEDULE 3.18 sets forth, by nature and amount, all capital expenditures of the Company in excess of $10,000 individually for which commitments have been or are budgeted to be made, or for which payments or current liabilities have been made or incurred or are budgeted to be made or incurred, after the Last Fiscal Year-End. The aggregate amount of capital expenditures of $10,000 or less individually so committed or budgeted (other than workstations acquired in the ordinary course of business for new employees) does not exceed $50,000.

      3.19 ENVIRONMENTAL MATTERS. There are no Hazardous Materials used or present at any location used by the Company in the conduct of the Business, except for any Hazardous Materials constituting normal office supplies. To the knowledge of the Company, no location currently or previously used by the Company is contaminated by any Hazardous Material, and no event has occurred and no activity has been or is being conducted by the Company or any other Person which has resulted or could reasonably result in contamination of any location currently or previously used by the Company by any Hazardous Material. To the knowledge of the Company, no Government Agency has commenced any investigation or proceeding with respect to the contamination of any location currently or previously used by the Company by any Hazardous Material.

      3.20 ILLEGAL PAYMENTS. To the knowledge of the Company, none of the Company or any director, officer, employee, or agent of the Company has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company, which the Company or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any law.

      3.21 CONFIDENTIALITY OBLIGATIONS. The Company is not in possession of any information, documents or materials under an obligation of confidentiality or non-use to any other Person other than pursuant to a Contract described in
SCHEDULE 3.11. To the knowledge of the Company, the conduct of the Business as presently conducted does not violate or conflict with the obligation of confidentiality or non-use to any other Person.

      3.22 AFFILIATE TRANSACTIONS. SCHEDULE 3.22 lists all transactions since the Company's inception, and all obligations currently in effect (whenever arising), between the Company or any subsidiary of the Company on the one hand and any Affiliate of the Company or any Person related to an Affiliate of the Company by blood or marriage on the other hand.

      3.23 INFORMATION PROVIDED. The information supplied in writing to the Buyer or its advisors by the Company and the Stockholders for inclusion in the application for issuance of a California permit under Section 25142 of the California Corporations Code (the "CALIFORNIA PERMIT") shall not, at the time the fairness hearing is held pursuant to such Section and the time the qualification of such securities is effective under such Section contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company and the Stockholders for inclusion in any Registration Statement shall not, on the date the Registration Statement is filed, at the time such holders vote or consent to the Merger and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any previously communicated statement which has become false or misleading. The information supplied by the Company and the Stockholders for inclusion in any information statement or information statement/prospectus (the "INFORMATION STATEMENT") to be sent to the holders of Shares in connection with such holders' consideration of the Merger shall not, on the date the Information Statement is first mailed to such holders, at the time such holders vote or consent to the Merger and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any previously communicated statement which has become false or misleading. Notwithstanding the foregoing, neither the Company nor any Stockholder makes any representation, warranty or covenant with respect to any information supplied by the Buyer or Merger Sub that is contained in such permit application or such information statement.

      3.24 REPRESENTATIONS. No representation or warranty by the Company in this Agreement, or in any document furnished by the Company pursuant hereto contains any untrue statement of a material fact or omits to state a fact necessary to make the statements contained herein and therein not misleading.

SECTION 4   REPRESENTATIONS AND WARRANTIES OF BUYER

      The Buyer hereby represents and warrants to the Stockholders and the Company that, on and as of the date hereof:

      4.1 ORGANIZATION, STANDING, ETC. OF BUYER AND MERGER SUB. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. The Buyer and Merger Sub have full power and authority under applicable corporate law to own, lease and operate their Properties and to carry on the business in which they are engaged.

      4.2 AUTHORITY; ENFORCEABILITY. The Buyer and Merger Sub have all necessary power and authority under applicable corporate law to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and Merger Sub has been duly authorized by all necessary action under applicable corporate law and no other approvals are required. This Agreement is legally binding on and enforceable against the Buyer and Merger Sub in accordance with its terms. The execution, delivery and performance of this Agreement by the Buyer and Merger Sub and the consummation by the Buyer and Merger Sub of all of the transactions contemplated hereby, (w) will not violate or conflict with the certificate or articles of incorporation or bylaws of the Buyer or Merger Sub, (x) do not require any Third-Party Action relating to the Buyer or Merger Sub except those listed on SCHEDULE 4.2, (y) do not violate any Legal Requirement or Order applicable to the Buyer or Merger Sub and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which the Buyer or Merger Sub is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated hereby.

      4.3 SEC INFORMATION. As of their respective filing dates (except as thereafter amended) all documents that the Buyer has filed with the SEC (the "BUYER SEC DOCUMENTS") have complied in all material respects with the applicable requirements of the Act or the Exchange Act, and none of the Buyer SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Buyer SEC Document.

      4.4 INFORMATION PROVIDED. The information supplied in writing by the Buyer for inclusion in the application for issuance of the California Permit will not, at the time the fairness hearing is held pursuant to such Section and the time the qualification of such securities is effective under such Section contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to such information, in light of the circumstances under which they were made, not misleading. The information supplied by the Buyer for inclusion in any Registration Statement shall not, on the date the Registration Statement is filed, at the time such holders vote or consent to the Merger and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact with respect to such information, or omit to state any material fact necessary in order to make the statements made therein with respect to such information, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any previously communicated statement with respect to such information which has become false or misleading. The information supplied by the Buyer for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to such holders, at the time such holders vote or consent to the Merger and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact with respect to such information, or omit to state any material fact necessary in order to make the statements made therein with respect to such information, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any previously communicated statement with respect to such information which has become false or misleading. Notwithstanding the foregoing, neither the Buyer nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by the Company or the Stockholders that is contained in such permit application, Registration Statement or Information Statement.

SECTION 5   CONDITIONS TO OBLIGATIONS OF BUYER AT CLOSING

      The obligations of the Buyer hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Buyer may waive in writing in accordance with Section 8.3.

      5.1   REPRESENTATIONS AND WARRANTIES.

      (a) The representations and warranties contained in Section 2 shall have been true on the date of this Agreement and shall be true at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing, subject to the right of the Company to update schedules to disclose developments between the date hereof and the Closing Date which are not materially adverse.

      (b) The representations and warranties contained in Section 3 which are qualified as to materiality or a specified dollar amount shall have been true on the date of this Agreement and shall be true at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing, subject to the right of the Company to update schedules to disclose developments between the date hereof and the Closing Date which are not materially adverse.

      (c) The representations and warranties contained in Section 3 which are not qualified as to materiality or a specified dollar amount shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing, subject to the right of the Company to update schedules to disclose developments between the date hereof and the Closing Date which are not materially adverse.

      5.2 CLOSING CERTIFICATE. Each Stockholder and the Company shall have delivered to the Buyer his, her or its certificate dated the date of the Closing that the conditions specified in Section 5.1 are satisfied. Such certificate shall be deemed a representation and warranty of the Stockholder and the Company under Sections 2 and 3 for all purposes of this Agreement.

      5.3 PERFORMANCE. The Stockholders and the Company shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by them or it on or before the Closing.

      5.4   THIRD-PARTY ACTION.   All Third-Party Action required in order to
consummate the Closing on the terms hereof shall have been taken, except to the extent that the failure to secure such Third Party Action will not, in the Buyer's business judgment, materially adversely affect the operations, results of operations, value or liabilities of the Company following the Effective Time.

      5.5 OPINION OF COUNSEL. The Buyer shall have received from Morgan, Lewis & Bockius, LLP, counsel to the Company and the Stockholders, an opinion dated the date of the Closing, in form and substance customary for similar transactions.

      5.6 TRANSACTIONAL LITIGATION. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Merger Sub, or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions other than the exercise of Dissenters' Rights.

      5.7 INTERIM EVENTS. None of the events listed in Sections 7.9(a) through (h) shall have occurred.

      5.8 MANAGEMENT CHANGES. No change in the chief executive officer of the Company shall have occurred from the date hereof.

      5.9   EQUITY HOLDER AGREEMENTS.  The individuals designated in SCHEDULE
5.9 shall have entered into Equity Holder Agreements in the form attached as EXHIBIT C.

      5.10 EMPLOYMENT AGREEMENTS. The individuals designated in SCHEDULE 5.9 shall have entered into employment agreements with the Buyer as provided in
Section 1.18(d).

      5.11  NONCOMPETITION AGREEMENTS.  The individuals designated in SCHEDULE
5.11 shall have entered into amendments to their existing noncompetition agreements with the Company to extend the noncompetition period to the later of
(i) one year from termination of employment and (ii) the second anniversary of the Effective Time.

      5.12 KEY CUSTOMERS. No material adverse change shall have occurred since December 31, 1999 in the current or prospective business relationships between the Company and any of the following customers: BetaResearch and Golden Channels.

      5.13 STOCKHOLDER APPROVAL. The Stockholders shall have approved the Merger and no Stockholders entitled to vote thereon shall have filed notices of intention to dissent which would result in cash payment, at the Average Price, of more than $12,000,000.

      5.14 EMPLOYEES. Not less than 90% of the technical employees and key non-technical employees of the Company as of the date hereof (other than any who die or become long-term disabled) shall have signed and delivered letters satisfactory to Buyer confirming their intention to continue their employment with the Surviving Corporation following the Merger. If the Merger has not been consummated within 75 days after the date hereof, the Company and the Buyer will discuss and seek to mutually agree on an appropriate adjustment to the 90% retention rate to reflect normal attrition.

      5.15 TERMINATION OF AGREEMENTS. All agreements between the Company and its stockholders, or among its stockholders, relating to registration rights, first refusal or first offer rights, pre-emptive or percentage maintenance rights, co-sale rights and similar rights shall have terminated on or before the Effective Time in accordance with their terms or a termination agreement reasonably satisfactory to the Buyer.

      5.16 CORPORATE AND OTHER PROCEEDINGS. All corporate and other proceedings on the part of the Company and the Stockholders in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Buyer.

SECTION 6   CONDITIONS TO STOCKHOLDERS' AND COMPANY'S OBLIGATIONS AT CLOSING

      The obligations of the Stockholders and the Company hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Holders' Agent may waive in accordance with Section 8.3.

      6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained in Section 4 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing.

      6.2 CLOSING CERTIFICATE. The Buyer shall have delivered to the Company a certificate dated the date of the Closing that the conditions specified in
Section 6.1 are satisfied, and that the Buyer has not been affected by any material adverse change since the date of this Agreement. Such certificate shall be deemed a representation and warranty of the Buyer under Sections 4 for all purposes of this Agreement.

      6.3 PERFORMANCE. The Buyer and Merger Sub shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by the Buyer and Merger Sub on or before the Closing.

      6.4 THIRD-PARTY ACTION. All Third-Party Action required in order to consummate the Closing on the terms hereof, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby, shall have been taken.

      6.5 OPINION OF COUNSEL. The Stockholders and the Company shall have received at the Closing from McCutchen, Doyle, Brown & Enersen, LLP, counsel to the Buyer and Merger Sub, an opinion dated the date of the Closing, in form and substance customary for similar transactions.

      6.6 TRANSACTIONAL LITIGATION. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Merger Sub or any of their respective principals, officers, directors or stockholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions other than Dissenters' Rights.

      6.7 DIVIDEND. The Company shall have distributed to the holders of Shares a cash dividend in an amount equal to the excess, if any, immediately prior to the Effective Time, of the Company's cash and cash equivalents over $1,000,000.

      6.8 STOCKHOLDER APPROVAL. With respect to the Company's closing obligations only, the Merger shall have been approved by not less than a majority of the Shares entitled to vote thereon.

      6.9 LISTING. The Buyer Stock to be issued in the Merger shall have been duly listed for trading on the Nasdaq National Market System.

      6.10 CORPORATE AND OTHER PROCEEDINGS. All corporate and other proceedings on the part of the Buyer and Merger Sub in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Company.

      6.11 TAX OPINION. The Company and its stockholders shall have received an opinion, reasonably satisfactory in form and substance to the Company, as to the qualification of the Merger under Section 368(a)(2(E) of the Code from Morgan, Lewis & Bockius LLP or another similarly-qualified law firm.

      6.12 PERMIT OR REGISTRATION. The California Permit shall have been issued or a registration statement on the form determined pursuant to
Section 7.11 shall have become effective.

SECTION 7   COVENANTS

      7.1 NON-DISCLOSURE. Each party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a party hereto, any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (w) is or hereafter becomes lawfully obtainable from other sources, (x) is required to be disclosed to a Governmental Agency having jurisdiction over the party or its Affiliates, (y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. Promptly after the Effective Time, the Buyer and the Company will issue a mutually agreeable press release concerning the transactions contemplated hereby. The parties also hereby ratify and confirm the Mutual Nondisclosure Agreement dated March 8, 2000, which shall continue in effect.

      7.2   SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION.

      (a) SURVIVAL. All representations and warranties made under Section 2, 3 or 4 shall survive the Closing, for one year in the case of Section 3, and any investigation with respect thereto by an authorized party. Following the Closing, however, the Company shall have no liability with respect to any representation or warranty and shall not be subject to any contribution, indemnity or similar claims with respect thereto by any Stockholder or any other Person. For purposes of this Section 7.2, such representations and warranties will be deemed amended by any schedule update delivered by the Company pursuant to Sections 5.1 (a), (b) and (c), and by any additional written disclosure by the Company expressly making an exception to a specified representation or warranty, which additional disclosure is acknowledged and accepted in writing by the Buyer prior to the Effective Time (it being understood that the Buyer shall have complete discretion whether or not to acknowledge and accept any such additional disclosure which is materially adverse).

      (b) REPRESENTATIONS AND WARRANTIES IN SECTION 3. In the event of any misrepresentation or breach of warranty in Section 3 (it being agreed that for purposes of determining the existence of any such misrepresentation, all such representations, warranties or covenants of the Stockholders and the Company that are qualified as to materiality or as to a specified threshold or minimum amounts shall be deemed to be not so qualified), the Buyer shall be entitled to recover the related Recoverable Amount solely from the Escrow Account, provided that (i) the Buyer gives notice of such misrepresentation or breach in accordance with the Escrow Agreement, in reasonable detail, specifying the amount of the claim, on or before 5:00 p.m. Pacific Time on the Last Escrow Claim Date, it being understood that no recovery may be had against the Escrow Account with respect to any claim which is not the subject of such a notice given by such time, and (ii) the Buyer shall not be entitled to any such recovery unless the aggregate Recoverable Amount for all claims made under this
Section 7.2(b) exceeds $350,000, in which event the Buyer may recover from the Escrow Account the entire Recoverable Amount.

      "RECOVERABLE AMOUNT" means Damages, if any, proximately resulting to the Buyer on account of any misrepresentation, breach of warranty or breach of covenant.

      The Company, the Stockholders, any Affiliate of the Company or any Affiliate of the Stockholders shall not have any liability or obligation of any kind to the Buyer, or any other Person on account of the subject matter of any representation or warranty made in Section 3, except from the Escrow Account as stated in this Section 7.2. Notwithstanding anything in this Section 7.2, any liability or obligation resulting from fraud or willful misconduct shall not be subject to any of the limitations or thresholds stated in this Section 7.2(b).

      (c) PRE-CLOSING TAXES, BROKERAGE, EXPENSES. The Buyer shall be entitled to recover against the Escrow Account for Damages to it resulting from (i) the failure of the Company to pay Taxes required to be paid or accrued under GAAP on or before the Closing or (ii) any claim by any broker, finder or similar person claiming through the Company or any Stockholder for any broker's fee, finder's fee, commission or similar amount, other than as set forth in SCHEDULE 2.5 or
(iii) any other transaction expenses incurred by the Company in addition to those set forth in the second sentence of Section 8.2.

      (d) INDIVIDUAL TRANSACTIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder individually, for himself, herself or itself only, hereby agrees to indemnify, defends and hold the Buyer harmless against Damages resulting from breaches by him, her or it of the representations and warranties in part B of Section 2. Without limitation on other remedies available to the Buyer, amounts recoverable against individual Stockholders pursuant to this Section 7.2(d) shall first be asserted against the individual Stockholder's entitlement to distributions from the Escrow Account.

      (e) LIMITATIONS. Nothing in this Section 7.2 shall limit the indemnification available to the Buyer and the Stockholders under Sections 7.11, if applicable.

      7.3 DISPUTED AND THIRD-PARTY CLAIMS.(a) If the Buyer shall give notice of a claim in accordance with Section 7.2, and the Buyer and the Holders' Agent do not resolve such matter by written agreement within 45 days after such notice is given, the dispute will be settled exclusively by arbitration before a single arbitrator appointed by the American Arbitration Association. The Buyer and the Holders' Agent shall each bear their own expenses (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration. The arbitral award shall allocate the arbitrator's fees and expenses according to the relative success of the Buyer and the Holders' Agent in the arbitration, as determined by the arbitrator.

      (b) To the extent a claim by the Buyer under Section 7.2 relates to a claim asserted against a party to this Agreement (other than to enforce this Agreement) (a "THIRD-PARTY CLAIM") and the Buyer gives notice of the assertion of the Third-Party Claim, then the Holders' Agent will have the option, exercisable by written notice to the Buyer within 20 days after receipt of the Buyer' notice, to control the defense of such Third-Party Claim. All expenses (including, without limitation, attorneys' fees) incurred by the Holders' Agent in connection with their assumption of control of the defense of a Third-Party Claim shall be paid by the Holders' Agent from the sources specified in the Escrow Agreement. If the Holders' Agent has not assumed the defense of a Third-Party Claim, then the Buyer shall have the right to control the defense of the Third-Party Claim, and the expenses reasonably incurred by the Buyer in connection with such defense shall be recoverable as part of the underlying claim on the same basis and subject to the same limitations as stated in Section
7.2 and this Section.

      (c) The party controlling the defense may use counsel selected by it, but if the other party reasonably objects (within 20 days after designation of counsel initially selected) on account of such counsel's representation or potential representation of the designating party in matters in which the Buyer' and the Stockholders' or the Company's interests are adverse or potentially adverse, the designating party shall select other counsel free of any such adverse representation. The party controlling the defense shall have the right, in its discretion exercised in good faith and upon the advice of counsel, to settle such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, PROVIDED that (i) at least 10 days' prior notice shall be given to the other party of the intention to settle the Third-Party Claim, (ii) no settlement by the controlling party shall include any equitable relief binding on the noncontrolling party, and
(iii) the controlling party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld. The noncontrolling party will have the right to be represented by counsel, solely at its own expense. The controlling party shall keep the other party advised of the status of the Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

      (d)  Unless otherwise agreed by the parties, arbitration under
Section 7.3(a) of a claim by the Buyer with respect to a Third-Party Claim shall be deferred until the resolution of the Third-Party Claim.

      7.4 TERMINATION OF THIS AGREEMENT. If any condition of the Closing stated in Section 5 is not satisfied on or before July 15, 2000 (if the California Permit has been issued on or before July 1, 2000) or October 15, 2000 (in all other cases), then, provided the Buyer is not in material default hereunder, the Buyer may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Company and the Holders' Agent. If any condition of the Closing stated in Section 6 is not satisfied on or before such date, then, provided the Company and the Stockholders are not in material default hereunder, the Company and the Holders' Agent may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Buyer. Any such termination will not, however, terminate or otherwise affect the obligations of the parties under Sections 7.1 or 8.1. This Agreement may be so terminated, or terminated by mutual agreement of the parties upon the authorization of their respective boards of directors, notwithstanding approval of this Agreement by the stockholders of any or all parties.

      7.5 REASONABLE BUSINESS EFFORTS, NO INCONSISTENT ACTION. Each party will use its, his or her reasonable business efforts to cause the conditions over which it has control to be satisfied on or before the Closing. No party will take any action which will foreseeably result in the nonsatisfaction of any condition stated in Section 5 or 6 on or before the Closing.

      7.6 ACCESS. Between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, the Company will (i) give the Buyer and its authorized representatives access to its books, records, Properties, officers, attorneys and accountants and permit the Buyer to make inspections and copies of such books and records, and (ii) furnish the Buyer with such financial information and operating data and other information with respect to its business and Properties, and to discuss with the Buyer and its authorized representative its affairs, all as the Buyer may from time to time reasonably request for the purposes of this Agreement, during normal office hours. Any on-site visit shall be subject to reasonable advance notice and to being accompanied by an officer or designated employee of the Company.

      7.7 NO SOLICITATION OR NEGOTIATION. The Company and the Stockholders agree that, between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, they will not (and will not permit any person or entity which they control to) seek or entertain, or negotiate any terms of, a Strategic Transaction with any party other than the Buyer and its affiliates, or give any information concerning its business to any such party, or enter into any agreement inconsistent with the proposed transaction with the Buyer. A "STRATEGIC TRANSACTION" means (i) any form of acquisition, direct or indirect, whether by purchase, merger, stock sale (primary or secondary), reinsurance or any other structure, of any significant (15% or greater in the aggregate) portion of the Company's consolidated business or a significant (15% or greater in the aggregate) equity interest therein,
(ii) any arrangement whereby effective operating control of the Company's consolidated business or a portion thereof is granted to another party or
(iii) any transaction involving the recapitalization, restructuring, liquidation, dissolution or other similar type of transaction involving the Company. During such period, the Company will promptly notify the Buyer of the content and identity of any proposal or communication it receives from any such person concerning any Strategic Transaction.

      7.8 INTERIM FINANCIAL INFORMATION. The Company will supply to the Buyer unaudited consolidated monthly financial statements within 30 business days of the end of each month ending between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months, together with additional monthly reports substantially in the form heretofore delivered to the Company's Board of Directors. For purposes of these statements, employee bonuses and similar expenses may be accrued based on actual results for the year to date and budgeted results for the balance of the year.

      7.9 INTERIM CONDUCT OF BUSINESS. From the date of this Agreement until the Closing or any earlier termination of this Agreement in accordance with its terms, unless approved by the Buyer in writing, the Company will operate its business consistently with past practice and in the ordinary course of business, and will not:

            (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except as provided in this Agreement;

            (b) amend its articles of incorporation or by-laws except as may be necessary to effect this Agreement and the transaction contemplated hereby (which the Company agrees to complete on a timely basis);

            (c) make any changes in its accounting methods, principles or practices, except as required by GAAP;

            (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices;

            (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any Stock Rights with respect to its capital stock, other than, in each case, the issuance of Common Stock pursuant to the exercise of any conversion rights under Shares outstanding on the date hereof and the exercise of any stock options outstanding on the date hereof;

            (f) except as contemplated in Section 6.8, declare any dividend on, make any distribution with respect to, or redeem or repurchase, its capital stock;

            (g) except as provided in Section 1.18(f), modify, amend or terminate any Benefit Plans, except as required under Legal Requirements or any Disclosable Contract; or

            (h) authorize or enter into an agreement to do any of the foregoing.

      7.10  FAIRNESS HEARING.

      (a) As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of the Buyer, the Information Statement for the holders of Shares to approve this Agreement and the transactions contemplated hereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Buyer Stock to be received by the holders of Shares. The Buyer and the Company shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of the Buyer and the Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise the Buyer, and the Buyer will promptly advise the Company, in writing if at any time prior to the Effective Time either shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Company's Board of Directors and the Stockholders that the holders of Shares approve the Merger and this Agreement and the conclusion of the Company's Board of Directors that the terms and conditions of the Merger are advisable and fair and reasonable to the holders of Shares. The Company shall not include in the Information Statement any information with respect to the Buyer or its affiliates or associates, the form and content of which information shall not have been approved by the Buyer prior to such inclusion.

      (b) As soon as practicable after the execution of this Agreement, and subject to Section 7.10(a), the Buyer shall prepare, with the cooperation of the Company, the application for the California Permit. The Buyer and the Company shall each use commercially reasonable efforts to cause such application to comply with the requirements of applicable federal and state laws, and agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in such application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of such application. The Company will promptly advise the Buyer, and the Buyer will promptly advise the Company, in writing if at any time prior to the Effective Time it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement such application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Buyer shall not include in such application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion.

      (c) If the California Permit is not issued on or before June 1, 2000, then the parties will proceed without a California Permit, and Section 7.11 will apply.

      7.11  REGISTRATION.

      (a) FORM OF REGISTRATION. In the event a hearing for the California Permit is not granted by the California Department of Corporations by May 1, 2000 or such Department issues a determination against granting a hearing prior to that date, the Buyer and the Company will promptly commence preparation of an S-4 pursuant to Section 7.11(b). If a hearing is denied at a later date or the hearing held but the California Permit not issued, the parties agree to consult and seek to reach agreement upon an alternative form of registration, such as a resale prospectus under Form S-3, that provides liquidity at least equivalent (as to amount and timing) for Company stockholders to the liquidity that would have been provided by a California Permit, but on a more cost-effective but substantially as timely basis than an S-4, if available, and otherwise the parties will promptly commence the preparation of an S-4.

      (b) S-4. Promptly after this Section 7.11(b) becomes applicable, the Buyer and the Company will jointly prepare and file with the SEC the Information Statement forming part of a registration statement on Form S-4 (the "S-4"). The Buyer and the Company will use all reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date this Section 7.11(b) becomes applicable. The Buyer and the Company will provide promptly to one another such information concerning its business and financial statements and affairs as is, in the reasonable judgment of the providing party or its counsel, required or appropriate for inclusion in the Information Statement and the S-4, or in any amendments or supplements thereto, and will cause their respective counsel and accountants to cooperate with one another in the preparation of the Information Statement and the S-4. The Company and the Buyer will notify the other promptly upon the receipt of any comments of the SEC or its staff or any other government officials relating to the Information Statement, S-4 or any amendment or supplement thereto, and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, relating to the Information Statement, S-4 or any amendment or supplement thereto. Whenever any event occurs which is required to be set forth in an amendment or supplement, the Information Statement or the S-4, the Company or the Buyer, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government official, and/or furnishing to shareholders of the Company, such amendment or supplement. No amendment or supplement to the Information Statement or the S-4 will be made without the approval of both the Company and the Buyer, which approval shall not be unreasonably withheld or delayed. The Company and the Buyer will each advise the other, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for amendment of Information Statement or the S-4 or comments thereon and responses thereto or request by the SEC for additional information. The Information Statement shall contain the recommendation of the Company's Board of Directors and the Stockholders that the holders of Shares approve the Merger and this Agreement. The Buyer will mail the Information Statement to the Company's stockholders at the addresses provided by the Company. To the extent required by applicable law, the Buyer will at its expense qualify the offer of the Buyer Stock under the "blue sky" laws of any state of the United States or the District of Columbia as necessary to consummate the Merger. If this Section 7.11(b) becomes applicable, the parties will enter into indemnification agreement customary for similar S-4 transactions.

      (c) S-3. If a registration on Form S-3 is determined to be appropriate pursuant to Section 7.11(a), this Section 7.11(c) shall apply.

            (i) Upon the written request of the holders of the Buyer Stock certifying that they have a bona fide intention to sell a specified number, not less than 300,000, of shares of Buyer

Stock, the Buyer shall file a S-3 (the "S-3"), registering the number of shares Buyer Stock so specified (the "REGISTRABLE SECURITIES") for non-underwritten resale into the open market.

            (ii)  In order to effect the registration, the Buyer shall:

                  (1) prepare and file the S-3 with respect to the Registrable Securities and use its best efforts to cause the S-3 to become effective and remain effective for at least 120 days;

                  (2) prepare and file with the SEC such amendments and supplements to the S-3 and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by the S-3;

                  (3) furnish to the Stockholders the numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Stockholders may reasonably request in order to facilitate the disposition of the Registrable Securities;

                  (4) use its best efforts to register and qualify the securities covered by the S-3 under other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for distribution of the securities covered by the S-3, provided that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

                  (5) notify the Stockholders, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such S-3, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

            (iii) It shall be a condition precedent to the obligation of the Buyer under this Section 7.11(c) that the each Stockholder shall furnish to the Buyer such information regarding such Stockholder, the shares of Registrable Securities held by such Stockholder and the intended method of disposition of such shares as shall reasonably be required to effect the registration of the Registrable Securities.

            (iv) The Buyer shall bear and pay all expenses incurred by the Buyer in connection with any registration, filing or qualification of the Registrable Securities with respect to registrations pursuant to this Section 7.11(c), including (without limitation) all registration, filing, qualification, printer's fees, accounting fees and expenses and the fees of a single attorney for the Stockholders, but shall not be responsible for other charges relating to the Buyer Stock and expenses or any taxes imposed with respect to the Registrable Securities on the sale and transfer thereof.

            (v) To the extent permitted by law, the Buyer will indemnify and hold harmless any Stockholder and each person, if any, who controls Stockholder within the meaning of the Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in the S-3, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Buyer of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, or the Exchange Act or any state securities law; and the Buyer will pay to such Stockholder or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection (1) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor shall the Buyer be liable to any indemnitee for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such indemnitee expressly for use in connection with such registration.

            (vi) To the extent permitted by law, Stockholder will indemnify and hold harmless the Buyer, each of its directors, each of its officers who has signed the S-3, each person, if any, who controls the Buyer within the meaning of the Act, any other shareholder selling securities in the S-3 and any controlling person of any such other shareholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Stockholder expressly for use in connection with such registration; and Stockholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 7.11(c)(vi), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this
Section 7.11(c)(vi) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder, which consent shall not be unreasonably withheld; and PROVIDED, THAT, in no event shall any indemnity obligation under this Section 7.11(c)(vi) (together with any obligation to contribute under Section 7.11(c)(ix)) exceed the gross proceeds from the offering received by Stockholder.

            (viii) Promptly after receipt by an indemnified party under this
Section 7.11(c) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.11(c), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.11(c), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 7.11(c).

            (ix) If the indemnification provided for in this Section 7.11(c) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any Stockholder's obligation to contribute under this Section 7.11(c)(ix) (together with any obligation to indemnify under Section 7.11(c)(vi)) exceed the gross proceeds from the offering received by such Stockholder.

            (x)   The obligations of the Buyer and Stockholder under this
Section 7.11(c) shall survive the completion of any offering of Registrable Securities in the S-3.

      7.12 NOTICE OF CERTAIN EVENTS. The Company shall notify the Buyer, and the Buyer shall promptly notify the Company, of:

            (i) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (ii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

            (iii) receipt of notice that any action, suit, claim, investigation or proceeding has been commenced or, to the knowledge of the Company, threatened, against or involving the Company, the Buyer or Merger Sub, as applicable, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or which relates to the transactions contemplated by this Agreement;

            (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it (and, in the case of the Buyer, of Merger Sub) contained in this Agreement to be untrue or inaccurate; and

            (v) any failure of the Company, the Buyer or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder

The delivery of any notice pursuant to this Section 7.12 shall not limit or otherwise affect the remedies available to the party receiving such notice.

      7.13 COMPANY LOCATION. The Buyer currently intends to maintain the principal offices of the Company in the Horsham, PA area and agrees to do so for not less than 2 years from the date of this Agreement, unless Ami Miron approves otherwise.

      7.14 MINIMUM DAMAGES. In the event the Merger does not occur due to a breach by the Buyer or the Company, the damages recoverable by the nonbreaching party for such breach shall not be less than $25,000,000. In all events, such remedy shall be in addition to, and not in lieu of, any and all remedies, legal, equitable or other, otherwise available under this Agreement and applicable law.

SECTION 8   MISCELLANEOUS

      8.1 BUYER BROKERAGE. The Buyer has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, other than Credit Suisse First Boston, for whose fees and expenses, the Buyer will be solely responsible. The Buyer shall indemnify, defend and hold the Company and the Stockholders harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement.

      8.2 EXPENSES. If the transactions contemplated by this Agreement are not consummated, the Company and the Buyer shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants, bankers, brokers, and other experts. If the transactions contemplated by this Agreement are consummated, the Buyer shall, in addition to its own fees and expenses, pay (or bear, through the Company's payment) the reasonable fees and expenses of the Company incident to the negotiation, preparation, execution, delivery and performance of this Agreement, including, without limitation, the investment banking fees set forth in SCHEDULE 2.5 and the reasonable fees and expenses of its counsel and accountants.

      8.3 COMPLETE AGREEMENT; WAIVER AND MODIFICATION, ETC. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, but excluding the Non-Disclosure Agreement dated March 8, 2000 between the Buyer and the Company, which shall continue in effect. There are no representations or warranties by any party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement may be modified by mutual agreement of the parties as authorized by their respective boards of directors, notwithstanding approval hereof and thereof by the stockholders of the parties, subject to the limitations imposed by the Pennsylvania Business Corporation Law. Nothing in this Agreement shall be construed to give any Person other than the express parties hereto any rights or remedies.

      8.4 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any Person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

      (a) If to the Buyer or Merger Sub:

            Liberate Technologies
            2 Circle Star Way
            San Carlos, California 94070-6200
            attention:  Gordon Yamate
            facsimile:  650-701-5258

      with a copy to:

            McCutchen, Doyle, Brown & Enersen, LLP
            3150 Porter Drive
            Palo Alto, CA 94304
            attention:  Bartley C. Deamer
            facsimile:  650-849-4800

      (b) If to the Company:

            MoreCom, Inc.
            Two Walnut Grove Drive, Suite 200
            Horsham, PA 19033
            attention:  Ami Miron
            facsimile:  215-733-9401

      with a copy to:

            Alan Goldberg
            2828 Charter Road
            Philadelphia, PA 19154
            facsimile:  215-676-1991

      and
            Stephen Goodman
            Morgan, Lewis & Bockius LLP
            1701 Market Street
            Philadelphia, PA 19103
            facsimile:  215-963-5299

      (c) If to the Stockholders:

            c/o Ami Miron
            1644 Tuckerstown Road
            Dresher, PA 19025
            facsimile:  215-773-9401

      with a copy to:

            Alan Goldberg
            2828 Charter Road
            Philadelphia, PA 19154
            facsimile:  215-676-1991

Any party may change its address or facsimile number for purposes of this
Section 8.4 by giving the other party written notice of the new address or facsimile number in accordance with this Section 8.4, PROVIDED it is a normal street address, or normal operating facsimile number, in the continental United States.

      8.5 LAW GOVERNING. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

      8.6 HEADINGS; REFERENCES; "HEREOF," ETC. The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections, Exhibits or Schedules refer, unless otherwise specified, to the designated Section of or Exhibit or Schedule to this Agreement. Terms such as "herein," "hereto" and "hereof" refer to this Agreement as a whole.

      8.7 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

      8.8 COUNTERPARTS, SEPARATE SIGNATURE PAGES. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

      8.9 SEVERABILITY. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

      8.10 ATTORNEYS' FEES. In the event any suit, counterclaim, arbitration or other proceeding is brought to enforce or interpret the provisions of this Agreement, the prevailing side (the Buyer, on the one hand, and the Company and/or the Stockholders on the other hand) shall be entitled to recover from the nonprevailing side, in addition to all other remedies available at equity and law, the cost, including but not limited to reasonable attorneys' fees, incurred by the prevailing side therein, including any appeal or other subsequent proceeding. A side shall be considered to prevail if it secures a more favorable result than the other side (who shall be considered the nonprevailing party), as determined by the arbitrator or judge.

SECTION 9   GLOSSARY

      ACT - the Securities Act of 1933, as amended.

      AFFILIATE - a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      AGREEMENT - this Plan and Agreement of Reorganization, including the Exhibits and Schedules hereto.

      AVERAGE PRICE  - Section 1.8.

      AUDITED STATEMENTS - Section 3.2(a).

      BENEFIT PLANS - Section 3.10(a).

      BUSINESS - introductory paragraphs.

      BUYER - introductory paragraphs.

      BUYER SEC DOCUMENTS - Section 4.3.

      BUYER SHARE AMOUNT - Section 1.8.

      BUYER STOCK - Section 1.8.

      CALIFORNIA PERMIT - Section 3.23.

      CLOSING - Section 1.1.

      CODE - the Internal Revenue Code of 1986, as amended.

      COMMON STOCK - the Common Stock of the Company.

      COMPANY - introductory paragraphs.

      COMPANY ERISA PLAN - Section 3.10(d).

      COMPANY INTELLECTUAL PROPERTY - Section 3.17.

      CONFIDENTIAL INFORMATION - Section 3.17(f).

      COMPANY EXISTING OPTION PLAN - the Company's 1998 Stock Option Plan, as amended.

      CONTRACT - any agreement, written or oral, or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person. Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

      DAMAGES - any loss, loss in value, cost, liability or expense actually incurred, including without limitation, costs and expenses of litigation and reasonable attorneys' fees, but excluding in each case incidental, consequential or punitive damages. (The foregoing exclusion of punitive damages does not apply, however, to any punitive damages awarded in a Third-Party Claim.) All Damages shall be net of (i) any applicable insurance recovery (net of any retrospective premium adjustment), (ii) any related net realized tax benefit (taking any applicable recovery into account), (iii) any related refund or recovery realized by the Buyer, (iv) any related reserve included in the Interim Statements, and (v) any other reserve (whether or not related to the Damages in question) included in the Interim Statements, to the extent that, at the time of determination of Damages under this Agreement, such other reserve has proved to be in excess of the Company's actual losses or liabilities reserved against (PROVIDED, that such other reserves shall thereafter be reduced by the excess thus utilized for netting).

      DERIVATIVE WORK - Section 3.17(l).

      DISCLOSABLE CONTRACT - Section 3.11.

      DISCLOSABLE LEASES - Section 3.7.

      DISSENTERS' RIGHTS - Section 1.17

      EFFECTIVE TIME - Section 1.2.

      ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

      ERISA AFFILIATE - any company which, as of the relevant measuring date under ERISA, is or was a member of a controlled group of corporations or trades or businesses (as defined in Sections 414(b), (c), (m) or (o) of the Code) of which a Coast Company is or was a member.

      ESCROW ACCOUNT - the Property held by the escrow agent under the Escrow Agreement.

      ESCROW AGREEMENT - Section 1.5(a).

      EXCHANGE RATIO - Section 1.8.

      EXCHANGE ACT - the Securities Exchange Act of 1934, as amended.

      FINANCIAL STATEMENTS - Section 3.2(a).

      FULLY-DILUTED COMPANY SHARES - Section 1.8.

      GAAP - generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

      GOVERNMENTAL AGENCY - any agency, department, board, commission, district or other public organ, whether federal, state, local or foreign.

      HAZARDOUS MATERIAL - all or any of the following: (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity;" (iii) any petroleum products, explosives or radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

      HOLDERS' AGENT - Ami Miron

      HSR ACT - the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and all regulations issued thereunder.

      INFORMATION STATEMENT - Section 3.23.

      INTELLECTUAL PROPERTY - Section 3.17(a).

      INTERIM STATEMENTS - Section 3.2(a).

      LAST ESCROW CLAIM DATE - the first anniversary of the Closing Date.

      LAST FISCAL YEAR-END - Section 3.2(a).

      LEGAL REQUIREMENT - a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a permit or other authorization issued by a Governmental Agency.

      LIEN - any lien, security interest, mortgage, deed of trust, pledge, hypothecation, capitalized lease or interest or right for security purposes.

      MERGER SUB - introductory paragraphs.

      NEW OPTION PLAN(S) - Section 1.18(f).

      ORDER - any judgment, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

      PERMIT - a permit, license, franchise, certificate of authority or similar instrument issued by a Governmental Agency.

      PERSON - an individual, or a corporation, partnership, limited liability company, trust, association or other entity of any nature, or a Governmental Agency.

      PREFERRED STOCK - the Series A Preferred Stock, the Series B Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and Series G Preferred Stock of the Company.

      PROPERTY - any interest in any real, personal or mixed property, whether tangible or intangible.

      RECOVERABLE AMOUNT - Section 7.2(b).

      REGISTRATION STATEMENT - a registration statement filed under the Act pursuant to Section 7.11.

      S-3 - Section 7.11(c).

      S-4 - Section 7.11(b).

      SEC - the Securities and Exchange Commission.

      SHARES - Section 1.8.

      STOCK RIGHT - any right (including without limitation any option or warrant or subscription right) to acquire any capital stock or any other Stock Right or any instrument convertible into or exchangeable for any capital stock or any other Stock Right.

      STOCKHOLDER AGREEMENT - Section 1.18.

      STOCKHOLDERS - introductory paragraphs.

      STRATEGIC TRANSACTION - Section 7.7.

      SUPPORT AGREEMENTS - Section 3.17.

      TAX - any federal, state, local or foreign tax, assessment, duty, fee and other governmental charge or imposition of any kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, and any addition, interest, penalty, deficiency imposed with respect to any Tax.

      THIRD-PARTY ACTION - any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

      THIRD-PARTY CLAIM - Section 7.3(b).

      THIRD-PARTY RIGHT - any Lien on any Property of the Person in question, or any right (other than the rights of the Buyer hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person's right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

      VIOLATION - Section 7.10(e)(1).

                     [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the parties have executed this Plan and Agreement of Reorganization.

 BUYER:                                 LIBERATE TECHNOLOGIES

                                        By:
                                            --------------------------------
                                            Name:  Mitchell E. Kertzman
                                            Title:  President and CEO

 MERGER SUB:                            LT ACQUISITION CORPORATION

                                        By:
                                            --------------------------------
                                            Name:  Mitchell E. Kertzman
                                            Title:  President and CEO

 COMPANY:                               MORECOM, INC.

                                        By:
                                            --------------------------------
                                            Name:
                                            Title:

STOCKHOLDERS:

                                        ------------------------------
                                        Name:


                                        ------------------------------
                                        Name:


                                        ------------------------------
                                        Name:


                                        ------------------------------
                                        Name:

EXHIBITS


A     Support Agreement
B     Escrow Agreement
C     Equity Holder Agreement